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                  BlackRock New Jersey Municipal Income Trust
                              File No. 811-10335
        Item No. 77I (Terms of New or Amended Securities) -- Attachment

A copy of an amendment to the Statement of Preferences of Variable Rate Muni Term Preferred Shares is attached under Sub-Item 77Q1(a).

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                  BlackRock New Jersey Municipal Income Trust
                              File No. 811-10335
  Item No. 77Q1(a) (Copies of Material Amendments to Registrant's Charter or
                            By-laws) -- Attachment

Attached please find as an exhibit under Sub-Item 77Q1(a) of Form N-SAR, a copy of BlackRock New Jersey Municipal Income Trust's (the "Fund") Amendment to the
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Fund's Statement of Preferences of Variable Rate Muni Term Preferred Shares
dated September 29, 2015 and filed with the Fund's books and records.